Exhibit 23.7

Letterhead of American Appraisal

July 2, 2007

Mr. Chi Yufeng

Chairman

Perfect World Co., Ltd.

7F, Building A, Power-Creative, #1

Shandi East Road, Haidian District,

Beijing, China, 100084

Subject:	WRITTEN CONSENT TO REFERENCE AMERICAN APPRAISAL CHINA LIMITED VALUATION IN F-1 FILING OF PERFECT WORLD CO., LTD.

Dear Mr. Chi:

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to the board of Perfect World Co., Ltd. (the “Company”) dated April 6, 2007 and May 25, 2007, in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and classification as an expert under Section 11(a) (4) of the Securities Act of 1933, as amended.

In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial statements or other data relating to the Company and take no responsibility for the accuracy of such information. The responsibility for determining fair value rests solely with the Company.

Yours faithfully,

/s/ American Appraisal China Limited

AMERICAN APPRAISAL CHINA LIMITED